Exhibit 99.1

Partnership Contact:
Bradley W. Harris
(614) 643-0314
ir@OxfordResources.com

Oxford Resource Partners, LP Reports
Fourth Quarter and Full Year 2012 Financial Results

Enhances liquidity with non-core asset sales;
Partnership in negotiations on refinancing of credit facility;
Stable 2013 operating outlook in spite of challenging market conditions

COLUMBUS, Ohio, April 1, 2013 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced fourth quarter and full year 2012 financial results.

Fourth Quarter 2012 Results

Adjusted EBITDA1 was $8.0 million for the fourth quarter of 2012 compared to $12.5 million for the fourth quarter of 2011.  While cash coal sales revenue per ton increased 8 percent to $50.05 for the fourth quarter of 2012 compared to the fourth quarter of 2011, this was offset by lower sales volume from the Partnership’s Illinois Basin operations.  Lower production from the Illinois Basin operations and increased purchased coal volume and price drove a 10 percent fourth quarter increase in cash cost of coal sales per ton year-over-year.  As a result, cash margin decreased to $6.14 per ton for the fourth quarter of 2012 from $6.60 per ton for the comparable period of 2011.  The lower sales volume, coupled with the reduced margin, contributed to the decline in Adjusted EBITDA.

Net loss for the fourth quarter of 2012 was $5.9 million compared to a net loss of $4.3 million for the fourth quarter of 2011.  Net loss for the fourth quarter of 2012 included $1.8 million of impairment and restructuring expenses and a $3.9 million gain on disposal of assets.  Net loss for the fourth quarter of 2011 included a $0.1 million loss on disposal of assets.  Excluding such items, adjusted net loss would have been $7.9 million for the fourth quarter of 2012 compared to $4.2 million for the fourth quarter of 2011.  The increase in adjusted net loss for the fourth quarter of 2012 over the comparable period for 2011 was primarily due to the aforementioned lower sales volume from the Illinois Basin operations and increased costs related to purchased coal.

“We continue to focus on our core Northern Appalachian operations where we have a very strong committed sales position for 2013 and where we have achieved productivity improvements.  While coal market conditions continue to be challenging, the year is off to a solid start with first quarter performance expected to show improvement over the fourth quarter,” said Oxford’s President and Chief Executive Officer Charles C. Ungurean.  “We also have the ability to increase production with little incremental cost when market demand strengthens.  In the meantime, based on current market conditions, we expect to idle production and conclude restructuring activities at our Illinois Basin operations by year end, while pursuing additional measures to improve our liquidity, including refinancing of our credit facility, further cost cuts and non-core asset sales.”

1 The definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, a comparable GAAP financial measure, are included in a table presented near the end of this press release.

Full Year 2012 Results

Adjusted EBITDA was $47.9 million for the year ended December 31, 2012 compared to $58.8 million for the year ended December 31, 2011.  While cash coal sales revenue per ton increased 7 percent to $49.57 for 2012 compared to 2011, this was offset by lower sales volume from the Partnership’s Illinois Basin operations.  Lower production from the Illinois Basin operations, together with increased purchase coal volume and price and higher equipment lease expense, drove a 9 percent yearly increase in cash cost of coal sales per ton year-over-year.  As a result, cash margin decreased slightly to $7.06 per ton for 2012 from $7.10 per ton for 2011.  The lower sales volume, coupled with the reduced margin, contributed to the decline in Adjusted EBITDA.

Net loss for 2012 was $26.1 million compared to a net loss for 2011 of $8.3 million.  The net loss for 2012 included $15.7 million of impairment and restructuring expenses and an $8.0 million gain on disposal of assets.  Net loss for 2011 included a $1.4 million loss on disposal of assets.  Excluding such items, adjusted net loss would have been $18.4 million for 2012 compared to $7.0 million for 2011.  The increase in adjusted net loss for 2012 over 2011 was primarily due to the aforementioned lower sales volume from the Illinois Basin operations and increased costs related to purchased coal and higher equipment lease expense.

Business Update

Oxford’s projected sales volume is 98 percent committed and priced for 2013, underscoring the strength of its long-term customer relationships and its strategic importance in its core region.  For 2014, projected sales volume is 79 percent committed (with 47 percent of the projected sales volume priced and 32 percent of the projected sales volume unpriced).

As a leading low-cost producer of thermal coal and the largest producer of surface mined coal in Ohio, Oxford continues to focus on its core Northern Appalachian operations.  Continued rationalization of the Partnership’s Illinois Basin operations has allowed for the transfer of excess equipment to the Northern Appalachian mines, which has reduced capital expenditure spending.  Based on current market conditions, the Partnership expects to idle production at its Illinois Basin operations and conclude its restructuring activities by the end of 2013.

2013 Guidance

The Partnership provides the following guidance for 2013 based on its current industry outlook:

The Partnership expects to produce between 5.8 million tons and 6.3 million tons and sell between 6.4 million tons and 6.9 million tons of thermal coal.  The average selling price is projected to be $50.50 per ton to $52.50 per ton, with an anticipated average cost of $42.85 per ton to $44.85 per ton.

Adjusted EBITDA is expected to be in the range of $45 million to $50 million.

The Partnership anticipates capital expenditures of between $22 million and $25 million.

Liquidity

As of December 31, 2012, the Partnership had $4.0 million of cash and $14.1 million of borrowing capacity available on its credit facility.  During the fourth quarter of 2012, Oxford sold certain assets, including mined out land and excess equipment, which enhanced liquidity by $4.3 million.  In addition, due to continued weakness in the coal markets, the Partnership elected to suspend cash distributions on both its common and subordinated units for the fourth quarter of 2012 and going forward to further preserve liquidity.  Subsequent to year-end in February 2013, the Partnership received a settlement payment of $2.1 million from a purchase coal supplier to settle a contract dispute, further enhancing liquidity.  The Partnership continues to pursue additional liquidity enhancing opportunities, including sale of the remaining excess Illinois Basin equipment and refinancing of its credit facility.

The Partnership’s current revolving credit facility matures in July 2013.  Accordingly, the Partnership has been engaged in active negotiations with its lender group to amend and extend the current facility (both the revolver and term loan).  Because the negotiations are not yet concluded, the Partnership reclassified the outstanding borrowings under its revolving credit facility as a current liability in its December 31, 2012 consolidated financial statements.  The audit opinion, related to these financial statements being filed with the SEC in the Partnership’s Annual Report on Form 10-K on or before April 2, 2013, will include a going concern emphasis paragraph related to this matter.

Conference Call

The Partnership will host a conference call at 10:00 a.m. Eastern Time today (April 1, 2013) to review its fourth quarter and full year 2012 financial results.  To participate in the call, dial (866) 783-2138 or (857) 350-1597 for international callers and provide passcode 62313064.  The call will also be webcast live on the Internet in the Investor Relations section of the Partnership’s website at www.OxfordResources.com.

An audio replay of the conference call will be available for seven days beginning at 12:00 p.m. Eastern Time on April 1, 2013, and may be accessed at (888) 286-8010 or (617) 801-6888 for international callers.  The replay passcode is 56294963. The webcast will also be archived on the Partnership’s website at www.OxfordResources.com for 30 days following the call.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high-value steam coal in Northern Appalachia.  Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts.  The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com.  Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

Forward-Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information set forth under the headings “Business Update,” “2013 Guidance” and “Liquidity.”

These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those pertaining to carbon dioxide emissions, and other factors; significant costs imposed on the Partnership’s mining operations by extensive and frequently changing environmental laws and regulations, and greater than expected environmental regulations, costs and liabilities; legislation and regulatory and related judicial decisions and interpretations including issues pertaining to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors, including those pertaining to both our mining operations and our underground coal reserves that we do not operate; limitations in the cash distributions the Partnership receives from its majority-owned subsidiary, Harrison Resources, LLC, and the ability of Harrison Resources, LLC to acquire additional reserves on economical terms from CONSOL Energy Inc. in the future; the potential for inaccuracies in estimates of the Partnership’s coal reserves, which could result in lower than expected revenues or higher than expected costs; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital markets conditions; risks associated with major mine-related accidents; results of litigation, including claims not yet asserted; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms.

The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  Further information on risks and uncertainties is available in the Partnership’s periodic reports filed with the U.S. Securities and Exchange Commission or otherwise publicly disseminated by the Partnership.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2012 AND 2011
(in thousands, except for unit data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

REVENUES:
Coal sales	$85,122	$93,977	$364,928	$391,046
Other revenue	1,376	2,316	8,599	9,331
Total revenues	86,498	96,293	373,527	400,377

COSTS AND EXPENSES:
Cost of coal sales:
Produced coal	67,045	80,005	288,782	316,574
Purchased coal	7,564	422	23,685	13,480
Total cost of coal sales (excluding depreciation, depletion and amortization)	74,609	80,427	312,467	330,054
Cost of other revenue	546	490	1,195	1,799
Depreciation, depletion and amortization	12,151	13,236	51,170	51,905
Selling, general and administrative expenses	4,154	3,281	15,629	13,739
Impairment and restructuring expenses	1,807	-	15,650	-
(Gain) loss on disposal of assets	(3,865)	113	(8,021)	1,352
Total costs and expenses	89,402	97,547	388,090	398,849
(LOSS) INCOME FROM OPERATIONS	(2,904)	(1,254)	(14,563)	1,528

Interest income	3	3	10	13
Interest expense	(2,978)	(3,083)	(11,500)	(9,870)
NET LOSS	(5,879)	(4,334)	(26,053)	(8,329)

Net income attributable to noncontrolling interest	(384)	(733)	(755)	(4,748)
Net loss attributable to Oxford Resource
Partners, LP unitholders	(6,263)	(5,067)	(26,808)	(13,077)
Net loss allocated to general partner	(125)	(101)	(535)	(261)
Net income loss allocated to limited partners	$(6,138)	$(4,966)	$(26,273)	$(12,816)

Net loss per limited partner unit:
Basic	$(0.29)	$(0.24)	$(1.27)	$(0.62)
Diluted	$(0.29)	$(0.24)	$(1.27)	$(0.62)

Weighted average number of limited partner units outstanding:
Basic	20,735,915	20,651,471	20,711,952	20,641,127
Diluted	20,735,915	20,651,471	20,711,952	20,641,127

Distributions paid per unit:
Limited partners:
Common	$0.2000	$0.4375	$1.5125	$1.7500
Subordinated	$-	$0.4375	$0.6375	$1.7500
General partner	$0.1000	$0.4375	$1.0750	$1.7500

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND 2011
(in thousands, except for unit data)

	As of December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,977	$3,032
Accounts receivable	19,792	28,388
Inventory	12,554	12,000
Advance royalties	4,461	1,412
Prepaid expenses and other assets	2,046	1,226
Assets held for sale	6,106	-
Total current assets	48,936	46,058

PROPERTY, PLANT AND EQUIPMENT, NET	158,483	195,607
ADVANCE ROYALTIES, LESS CURRENT PORTION	4,861	7,945
INTANGIBLE ASSETS, NET	1,442	1,684
OTHER LONG-TERM ASSETS	7,177	9,971
Total assets	$220,899	$261,265

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$26,893	$26,940
Current portion of long-term debt	96,970	11,234
Current portion of reclamation and mine closure costs	3,869	4,553
Accrued taxes other than income taxes	1,213	1,732
Accrued payroll and related expenses	1,629	2,535
Other liabilities	2,491	3,822
Total current liabilities	133,065	50,816

LONG-TERM DEBT	47,557	132,521
RECLAMATION AND MINE CLOSURE COSTS	25,144	17,236
OTHER LONG-TERM LIABILITIES	3,806	1,575
Total liabilities	209,572	202,148

COMMITMENTS AND CONTINGENCIES	-	-

PARTNERS’ CAPITAL
Limited partners (20,751,190 and 20,680,124 units outstanding as of December 31, 2012 and 2011, respectively)
General partner (423,494 and 422,044 units outstanding as of December 31, 2012 and 2011, respectively)
Total Oxford Resource Partners, LP capital	7,583	56,128
Noncontrolling interest	3,744	2,989
Total partners’ capital	11,327	59,117
Total liabilities and partners’ capital	$220,899	$261,265

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE  YEARS ENDED DECEMBER 31, 2012 AND 2011
(in thousands)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,053)	$(8,329)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	51,170	51,905
Impairment and restructuring expenses	15,650	-
Interest rate swap adjustment to market	(144)	48
Amortization of deferred financing costs	2,175	1,600
Non-cash equity-based compensation expense	1,262	1,077
Accretion of reclamation and mine closure costs	1,567	1,503
Amortization of below-market coal sales contracts	(623)	(939)
(Gain) loss on disposal of assets	(8,021)	1,352
Changes in assets and liabilities:
Accounts receivable	8,596	(280)
Inventory	(554)	1,731
Advance royalties	(123)	(1,252)
Other assets	(1,224)	(452)
Accounts payable	(234)	(678)
Reclamation and mine closure costs	(8,966)	(4,979)
Deferred revenue	2,300	(780)
Other liabilities	(5,002)	1,940
Net cash from operating activities	31,776	43,467

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,122)	(33,859)
Purchase of coal reserves and land	(125)	(1,088)
Mine development costs	(3,440)	(5,196)
Proceeds from sale of assets	12,417	849
Insurance proceeds	400	1,096
Change in restricted cash	1,811	(2,179)
Net cash from investing activities	(8,059)	(40,377)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	(10,921)	(6,231)
Advances on line of credit	51,000	62,000
Payments on line of credit	(39,000)	(15,000)
Debt issuance costs	(1,086)	-
Capital contributions from partners	12	28
Distributions to partners	(22,777)	(36,843)
Distributions to noncontrolling interest	-	(4,901)
Net cash from financing activities	(22,772)	(947)
NET CHANGE IN CASH AND CASH EQUIVALENTS	945	2,143

CASH AND CASH EQUIVALENTS, beginning of period	3,032	889
CASH AND CASH EQUIVALENTS, end of period	$3,977	$3,032

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA1
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2012 AND 2011
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net loss	$(5,879)	$(4,334)	$(26,053)	$(8,329)

Adjustments:
Interest expense, net of interest income	2,975	3,080	11,490	9,857
Depreciation, depletion and amortization	12,151	13,236	51,170	51,905
Impairment and restructuring expenses	1,807	-	15,650	-
(Gain) loss on disposal of assets	(3,865)	113	(8,021)	1,352
Amortization of below-market coal sales contracts	(80)	(198)	(623)	(939)
Non-cash equity-based compensation expense	296	223	1,262	1,077
Non-cash reclamation and mine closure costs	378	351	1,567	3,355
Non-recurring costs	237	-	1,475	507
Adjusted EBITDA	$8,020	$12,471	$47,917	$58,785

1 Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance.  We define Adjusted EBITDA as net income or loss before deducting interest, income taxes, depreciation, depletion, amortization, impairment and restructuring expenses, (gain) loss on disposals of assets, amortization of below-market coal sales contracts, non-cash equity-based compensation expense, non-cash reclamation and mine closure costs, and certain non-recurring costs.  Although Adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, we believe it is useful to management and others, such as investors and lenders, in evaluating our financial performance without regard to financing methods, capital structure or income taxes; our ability to generate cash sufficient to pay interest on our indebtedness, make distributions and fund capital expenditures; and our compliance with certain credit facility financial covenants.  Because not all companies calculate Adjusted EBITDA the same way, our calculation may not be comparable to similarly titled measures of other companies.

RECONCILIATION OF NET LOSS TO ADJUSTED NET LOSS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2012 AND 2011
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net loss	$(5,879)	$(4,334)	$(26,053)	$(8,329)

Adjustment:
Impairment and restructuring expenses	1,807	-	15,650	-
(Gain) loss on disposal of assets	(3,865)	113	(8,021)	1,352
Adjusted net loss	$(7,937)	$(4,221)	$(18,424)	$(6,977)

OPERATING STATISTICS2
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2012 AND 2011
(in thousands, except per ton amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Tons sold	1,699	2,023	7,350	8,458

Coal sales revenue per ton	$50.10	$46.46	$49.65	$46.23
Below-market coal sales contract amortization per ton	(0.05)	(0.10)	(0.08)	(0.11)
Cash coal sales revenue per ton	50.05	46.36	49.57	46.12
Cash cost of coal of coal sales	(43.91)	(39.76)	(42.51)	(39.02)
Cash margin per ton	$6.14	$6.60	$7.06	$7.10

2 Per ton amounts are calculated by dividing the related amount on the financial statements by the number of tons sold.  Although per ton amounts are not measures of performance calculated in accordance with GAAP, we believe they are useful to management and others, such as investors and lenders, in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company's sales performance or control over costs.   Because not all companies calculate these measures the same way, our calculations may not be comparable to similarly titled measures of other companies.